Bodisen Biotech Inc. Issues Statement Regarding Recent Events

NEW YORK--(BUSINESS WIRE)—May 3, 2006--Bodisen Biotech, Inc., (AMEX:BBC; LSE:BODI; website: www.bodisen.com) the first China based environmentally friendly bio fertilizer company listed on a US stock exchange, and dually listed in London, today issued a statement regarding recent events involving the posting of unauthorized and inaccurate information on a company-owned website.

On April 15, 2006, unauthorized information was posted by an employee on a Bodisen-owned website that contained two false news pieces stating that (1) the company’s CEO and Chairman Karen Qiong Wang was seriously ill and resigning from her position and (2) that road construction in front of the company’s older facility would seriously impact the company’s 2006 revenue and earnings guidance. The company has taken action to prevent unauthorized information from being disseminated in the future.

Subsequently, this erroneous information was used by an equity analyst in a report issued on the company.

Following the posting of this erroneous information, the company has disclosed the following factual statements:

•
On April 18, 2006, the company stated that CEO and Chairman Karen Qiong Wang was taking temporary sick leave to undergo a routine medical check-up procedure, following surgery that was performed at the end of 2005. Subsequently and as stated in a news release issued on April 26, 2006, Ms. Wang has returned to her duty after a routine medical check up. At no time preceding or during her temporary medical leave was there any discussion of Ms. Wang resigning from her position. Ms. Wang is the CEO and Chairman of Bodisen Biotech, Inc.

•
On April 18, 2006, the company issued a news release stating that road construction had begun in front of the main entrance to the company’s older production facility and was expected to last for several months. The company also stated that construction was not expected to affect Bodisen’s product inventory and shipment operations and reaffirmed its 2006 sales and earnings guidance. Again, the company expects no material impact to its financial performance as a result of the current road construction.

The erroneous information has been removed from the website. Bodisen’s official website is www.bodisen.com, which contains the latest information on the company.

About Bodisen Biotech, Inc.

A Delaware company, Bodisen is headquartered in Shaanxi, China's agricultural hub. The Bodisen brand is a highly recognized fertilizer brand in China. Its environmentally friendly "green" products support the mandate of the Chinese government to increase crop yields for the purpose of decreasing China's dependency on food imports. Utilizing proprietary agricultural technologies, Bodisen sells over 60 packaged products, broken down into 4 product categories: Organic Compound Fertilizer; Organic Liquid Fertilizer; Pesticides & Insecticides, and agricultural raw materials. Bodisen's organic fertilizers are government certified as "organic" and can be absorbed by plants within 48 hours and enrich soil conditions without the damaging effects associated with chemical fertilizers. Bodisen's products address grains, vegetables, and fruit crops and have been proven to increase crop yields by 10% to 35% while being environmentally friendly. Among China's population of 1.3 billion, approximately 900 million are farmers or have agriculture related jobs whose incomes depend on their crop yields. With approximately 600 (and growing) nationwide distribution centers, Bodisen has experienced rapid growth in its existing business.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Contact:

The Piacente Group, Inc.

Investor Relations:

Debra Chen, 212-481-2050 x604